Exhibit 5.1

2200 Ross Avenue, Suite 2200 Dallas, TX 75201 Telephone: 214-740-8000 Fax: 214-740-8800 www.lockelord.com
November 9, 2011
American Campus Communities, Inc.
12700 Hill Country Blvd., Suite T-200
Austin, Texas 78738
Ladies and Gentlemen:
     We have acted as counsel to American Campus Communities, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company from time to time of share of common stock, par value $0.01 per share, having an aggregate offering price of up to $300,000,000 (the “Shares”) pursuant to the prospectus supplement dated November 9, 2011 (the “Prospectus Supplement”) supplementing the prospectus dated March 16, 2009 (the “Base Prospectus”) that forms part of the Company’s Registration Statement on Form S-3 (File No. 333-157979) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold from time to time pursuant to three Equity Distribution Agreements, dated November 9, 2011 (the “Distribution Agreements”), between the Company, American Campus Communities Operating Partnership LP and American Campus Communities Holdings LLC, on one hand, and each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and KeyBanc Capital Markets Inc.
     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including (a) the Charter of the Company and the Bylaws of the Company, as amended, (b) the Base Prospectus and the Prospectus Supplement, (c) the Registration Statement, (d) each of the executed Distribution Agreements and (e) certain resolutions of the Board of Directors of the Company adopted on November 3, 2011 (the “Resolutions”). In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.
     The opinion expressed below is limited to the Maryland General Corporation Law (which includes applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
     1. The Shares have been duly authorized for issuance by the Company.
     2. The Shares, when issued and delivered by the Company in exchange for payment of the consideration therefor in accordance with the terms of the Distribution Agreements and the Resolutions, will be validly issued, fully paid and non-assessable.
     For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of the Shares pursuant to the Distribution Agreements: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and (ii) the Charter of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.
     This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Very truly yours, LOCKE LORD LLP
By:	/s/ Toni Weinstein
Toni Weinstein